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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 30, 2018
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The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11605 (Commission File Number)	95-4545390 (IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (818) 560-1000
Not applicable
(Former name or address, if changed since last report)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On November 30, 2018, The Walt Disney Company (the “Company”) and Robert A. Iger entered into an amendment to Mr. Iger’s employment agreement with the Company (the “Amendment”). In the Amendment, the Company and Mr. Iger agreed to certain adjustments with respect to the one-time performance share unit award granted to Mr. Iger in December 2017 (the “Extension PSU Award”) in connection with his agreement to extend his tenure as the Company’s chief executive officer at the time the Company entered into a merger agreement with 21st Century Fox (the “21st CF Merger Agreement”).

As originally awarded, 50% of the target number of units would have been earned if the Company’s total shareholder return (“TSR”) over the applicable performance period equaled the 25th percentile of the total shareholder return of the companies in the S&P 500 Index (“Relative TSR”), with the target number of units being earned at the 50th percentile, and a maximum of 150% of the target number of units being earned at the 75th percentile. The Company and Mr. Iger have agreed to adjustments that establish meaningfully more rigorous performance goals:

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As revised, no units will be earned if the Company’s Relative TSR is less than or equal to the 25th percentile, the level at which the target number of units is earned has increased from the 50th percentile to the 65th percentile, and the maximum number of units that can be earned (at the 75th percentile) has decreased from 150% to 125%.

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The percentage of the target number of units earned is determined by mathematical linear interpolation at performance levels between the 25th and the 65th percentile (from 0% at the 25th to 100% at the 65th percentile), and between the 65th and the 75th percentile (from 100% at the 65th to 125% at the 75th percentile).

To maintain the initial negotiated value of the Extension PSU Award with the addition of more challenging performance criteria that reduce the likelihood of earning the units, the target number of units subject to the award has been increased to 937,599 units, as determined by applying a Monte Carlo simulation and the price of the Company’s common stock established for purposes of applying the exchange ratio under the 21st CF Merger Agreement.

As a result of this Amendment and the more rigorous performance goals, Mr. Iger will receive fewer shares than under the original award if the Company’s Relative TSR does not exceed the 60.5th percentile over the performance period. For example:

•	At the 25th percentile, Mr. Iger will receive no shares versus 343,949 shares under the original award, a reduction of 100%.

•	At the 35th percentile, Mr. Iger will receive 234,400 shares versus 481,529 shares under the original award, a reduction of 51%.

•	At the 50th percentile, Mr. Iger will receive 585,999 shares versus 687,898 shares under the original award, a reduction of 15%.

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At the 60.5th percentile, Mr. Iger will receive shares equivalent to the number he would have received under the original award at the 60.5th percentile, and at the 75th percentile and above will receive no more than a 14% increase in achievable units compared to the original award.

•	In addition, if the Company’s TSR over the performance period is negative, Mr. Iger may not earn more than 100% of the target number of units.

The remaining terms and conditions of the Extension PSU Award will continue unchanged.

The Company and Mr. Iger have also agreed that annual performance share unit awards granted to Mr. Iger following the closing under the 21st CF Merger Agreement will include the limitation to 100% of the target number of units if the Company’s TSR over the relevant performance period is negative.

The foregoing description is qualified by reference to the Amendment and the restated Extension PSU Award, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and each of which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Amendment to Amended and Restated Employment Agreement Dated as of October 6, 2011, as amended
10.2	Performance-Based Stock Unit Award (Four-Year Vesting subject to Total Shareholder Return Test) As Amended and Restated November 30, 2018 for Robert A. Iger
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Associate General Counsel and Assistant Secretary
Registered In-House Counsel
Dated: December 3, 2018